Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated October 20, 2006, on the financial statements of Community Mutual Savings Bank (the “Bank”) as of September 30, 2006 and 2005, and for the years then ended, in Amendment No. 1 to the Registration Statement No. 333-139176 on Form SB-2 filed by CMS Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission and Amendment No. 1 to the Application for Conversion on Form AC to be filed by Community Mutual Savings Bank with the Office of Thrift Supervision. We further consent to the reference to our firm in the aforementioned filings under the heading “Experts” in the Prospectus.

Beard Miller Company LLP

Pine Brook, New Jersey

January 19, 2007